Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217858 and 333-101596 on Form S-8 and Registration Statement No. 333-261115 on Form S-3 of our reports dated February 29, 2024, relating to the consolidated financial statements of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 29, 2024